Exhibit 10.14

COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Named executive officers are compensated under arrangements providing for employment at will.

Name	Base Salary (effective 1/1/05)	Bonus Amount for 2004	Target Bonus for 2005[1]	2005 Stock Option Awards[2]
Dennis Kakures	$400,000	$284,737	86%	55,000
Thomas Sauer	$252,000	$99,971	66%	20,000
Joseph Hanna	$228,000	$116,156	71%	20,000
Randle Rose	$182,000	$79,692	66%	12,500

[1]	Target bonuses are expressed as a percentage of base salary. Target bonuses are awarded for performance and are not guaranteed.
[2]	The stock options granted to the named executive officers by the Compensation Committee were granted on January 14, 2005. The stock options have an exercise price per share of $44.35, which was the fair market value at the time of the grant. Each executive officer’s stock options listed above will vest in equal annual installments over a five-year period.